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                                                                     EXHIBIT 5.1

                      [LETTERHEAD OF PALMER & DODGE LLP]



                                 May 27, 1999


Dataware Technologies, Inc.
One Canal Park
Cambridge, Massachusetts 02142


  We are rendering this opinion in connection with the Registration Statement on Form S-8 (the "Registration Statement") filed by Dataware Technologies, Inc. (the "Company") with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), on or about the date hereof. The Registration Statement relates to 352,750 shares of the Company's Common Stock, $.01 par value (the "Shares"), issuable upon the exercise of certain stock options (the "Options") granted to an officer of the Company.

  We have acted as your counsel in connection with the preparation of the Registration Statement and are familiar with the proceedings taken by the Company in connection with authorization and issuance of the Shares. We have examined all such documents as we consider necessary to enable us to render this opinion.

  Based upon the foregoing, we are of the opinion that the Shares have been duly authorized for issuance and, when issued pursuant to the Options, the Shares will be validly issued, fully paid and nonassessable.

  We hereby consent to the filing of this opinion as a part of the Registration Statement.

                                             Very truly yours,


                                             /s/ Palmer & Dodge llp